Exhibit 10.1

Bristol-Myers Squibb

March 2, 2017

Dr. Thomas J. Lynch, Jr.
[Address omitted]

Dear Tom,

On behalf of Dr. Giovanni Caforio, Chief Executive Officer, I am pleased to extend our offer to you to join Bristol-Myers Squibb as an employee. This is an exciting time for our Company. We are a recognized leader in our industry with a clear mission to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. We look forward to you joining us and being part of a culture that thrives on the passion and collaboration of diverse, talented and valued colleagues across the globe.

Position and Location: Your position will be Executive Vice President and Chief Scientific Officer. I trust that in your conversations with us you have developed a good understanding of the responsibilities and obligations of the role. The position will be located in our New York Office.

Grade and Salary: Your salary grade will be level E13. Your base salary will be $1,000,000 per year and will be paid bi-weekly $38,462. The Bristol-Myers Squibb salary program provides for regular salary reviews.

Annual Bonus Plan:  You will also be a participant in the Bristol-Myers Squibb Annual Bonus Plan. Your annual bonus target is 120% of base salary.  During your initial year of employment, your bonus opportunity will be prorated based on your start date.  During the course of our discussions, you were provided with detailed information explaining our annual bonus program.

Long-Term Incentive Program:  You will be eligible to participate in the Company’s Long-Term Incentive Program and receive annual equity grants, of which 60% will be in performance share units and 40% in market share units (restricted stock units that are tied to the performance of the Company’s stock price). Your annual long-term incentive guideline target will be 270% of base salary to which an individual performance factor may be applied each year. Annual long-term incentive guidelines are reviewed periodically and may change at the sole discretion of the Company.  During the course of our discussions, you were provided with detailed information explaining the Long-Term Incentive Program.

Sign-on Bonus:  You will receive a sign-on bonus of $1,400,000 (taxable income): $700,000 is to be paid not later than 30 days from your start date and $700,000 to be paid on December 30, 2017. Each payment is contingent upon your continued employment and satisfactory performance through the payment date. Should you voluntarily leave Bristol-Myers Squibb or are terminated for cause within 12 months of a payment, you will be required to repay that payment to the Company (net after taxes).  With respect to this cash sign-on bonus, if your employment is terminated by BMS without “Cause”, or you voluntarily terminate for “Good Reason”, as each such term is defined in the Change in Control (CIC) Agreement, annexed hereto,  whether or not such termination is associated with a Change In Control and/or qualifies as a “Qualifying Termination” within the meaning of the CIC Agreement, BMS or any successor thereto shall be obligated to pay you the balance of the unpaid portion of such sign-on bonus within 30 days following such termination.

Restricted Stock Units: Upon joining Bristol-Myers Squibb, you will receive restricted stock units (the “RSU Grant”) under the Bristol-Myers Squibb Stock Award and Incentive Plan (“Current Plan”) valued at $1,400,000. The number of restricted stock units you receive will be determined based on the average of the Company’s closing stock price on the Grant Date and the nine consecutive trading days immediately preceding the Grant Date, and will be communicated to you after your start date. The “Grant Date” is defined as the first business day of the month following your start date (or on your start date if it falls on the first business day of the month). Contingent on your continued employment with the Company, these units will vest 25% per year over four years following the Grant Date. The RSU Grant is subject to the terms and conditions of the Current Plan and the restricted stock unit agreement setting forth the RSU Grant.

Legal Fees:   BMS has agreed to reimburse you up to a maximum of $25,000 for legal fees associated with the negotiations of the terms and conditions of this offer of employment.

Other:  With respect to indemnification, directors and officers insurance, expense reimbursement/executive travel, you shall be subject to the same policies and programs as are generally applicable to our other Named Executive Officers.

Relocation Policy:  You will be eligible for relocation benefits in accordance with the applicable BMS Relocation Policy previously shared with you.

Vacation: You are eligible for up to 4 weeks of vacation per calendar year, with the opportunity to earn additional weeks of vacation based on years of service. Vacation time is earned at a rate of 10% of the annual allotment for each full calendar month worked. An employee will be considered to have worked a full calendar month if s/he works at least 50% of his/her regular work schedule during that calendar month. Each year Bristol-Myers Squibb celebrates approximately 13 paid holidays. Of these, nine are usually fixed holidays, representing important days of national significance, such as New Year’s Day, President’s Day, and Thanksgiving Day. Each year, Bristol-Myers Squibb will issue its holiday schedule for the following calendar year. The remaining four days are optional holidays.  As a new hire, your optional holidays will be pro-rated based on your start date.

Change in Control / Severance: You will be eligible to participate in the Bristol-Myers Squibb Senior Executive Severance Plan.  You are also a party to the Change-In-Control Agreement attached hereto.

Employee Benefits Program:  We are a Company focused on engaging, empowering and enriching our people. Upon joining Bristol-Myers Squibb you will be eligible for a wide range of compelling and competitive employee benefits that offer choice, flexibility and opportunities to save for the future. Shortly, under separate cover, you will be provided with information about the health, life insurance, and retirement savings benefits available through Bristol-Myers Squibb and the resources that will enable you to begin making your benefit choices. If you receive this information prior to joining the Company, you may make your health and insurance benefits selections before your employment begins, however, your elections will be pending until your actual start date. Otherwise, you will have 31 days from your start date or date you receive your benefit materials in which to enroll in your health and life insurance benefits (see next page). Additionally, under separate cover, you will be provided with information regarding the Bristol-Myers Squibb Company Savings and Investment Program (the 401 (k) Savings Plan). Savings Plan enrollment materials will be sent to you from Fidelity as soon as administratively feasible following your employment date and will provide information about the plan and online tools that are available to you.

Be sure to carefully review the plan information that describes eligibility requirements for each of the plans and the applicable enrollment timeframes. The following chart provides an overview of the types of benefit plans offered provided you meet the eligibility requirements and some general information about the types of enrollment decisions required*:

Employee Benefits	Enrollment Details	Eligibility
•      Medical Plans**
•      Dental Plans**
•      Vision Plan**
•      Legal Services Plan **
•      Employee Life Insurance**
•      Dependent Life Insurance
•      Health Care and Dependent Care Flexible Spending Accounts
•      Health Savings Account (available with enrollment in the high deductible Consumer Choice Health Plan option).

More information about benefits, enrollment, and how to make your benefit choices through [                     ] will be sent to your home address.

For more information about health care benefits, go to:
[                                ]
(no password needed)

If you have questions, call Benefits Services at [                ].
Employees who are regularly scheduled to work for BMS are eligible to participate.

• Savings and Investment Program (the 401(k) Savings Plan)
Enrollment is available through Fidelity as soon as administratively possible following your first week of employment.

To enroll online, go to:
[                          ]

To speak with a representative, call the Fidelity Investments Service Center for Bristol-Myers Squibb at [                          ].
To be eligible for the Savings Plan you must be scheduled to work at least 1,000 per year.
• Short-Term and Long-Term Disability Plans • Business Travel Accident Plan • Business Travel Medical Insurance	Enrollment is automatic for all eligible employees and is effective as of the first day of active employment.	Employees who are regularly scheduled to work for BMS are eligible.

*          The description in the above chart is intended to give you general information regarding the benefits that may be offered. The official plan documents and benefits materials to be distributed regarding each specific plan will control with respect to eligibility to participate in each plan and the time frames required for enrollment. The company reserves the right, in its sole discretion, to amend, modify or eliminate any benefit described herein or otherwise at any time.

**          If you are an eligible employee who does not enroll within 31 days of your start date or receipt of plan materials, whichever is later, you will be provided with default benefit coverage for medical coverage for yourself only, employee life insurance of 1x base pay and no dental, vision or legal services coverage.

Benefits Services is a resource that can address and/or guide you to the answers for certain benefit questions. To reach a Benefits Services representative, call [                 ].

Pre-Placement Requirements: This offer of employment is contingent upon your satisfactory completion of the following:

•	A drug screening analysis which must have a negative result. A refusal to submit to a drug screening test will result in the withdrawal of the offer of employment.

Employment At-Will: At all times during your employment with BMS, you will be an employee at-will, you acknowledge and agree that you are employed at-will,  and you and BMS are free to terminate the employment relationship at any time with or without cause and with or without notice.

Employment offer conditioned on acceptance of Agreements:  In exchange for this offer of employment, the benefits outlined in this offer letter, your eligibility to participate in the BMS Annual Bonus Plan (for non- field sales personnel) or incentive compensation plans (for field sales personnel) and as a condition of your employment, you will be required to execute two Agreements, the Employee Confidential Information and Noncompetition Agreement, and Mutual Arbitration Agreement located on the Onboarding Portal. Please review these agreements carefully and sign these documents prior to your first day of work. They must be returned along with your signed offer letter on your first day of employment as instructed below. Although your signature on the Agreements is required, if you begin employment with the Company without signing the Agreements, you will be deemed to have accepted the terms of both Agreements and this offer letter.

BMS Employee Confidential Information and Noncompetition Agreement: The Agreement contains restrictive covenants, including non-compete and non-solicitation provisions, as well as provisions that protect BMS patents, inventions, and confidential information. We also want you to understand that Bristol-Myers Squibb will expect you not to use confidential or proprietary information from present or former employers in your role at Bristol-Myers Squibb Company.

Mutual Arbitration Agreement:   This Agreement requires both BMS and you to agree to bring any employment-related disputes in arbitration rather than in court, and provides that no claims covered by the Agreement may be brought as a class action, collective action, or representative action in court or in arbitration.

As a condition of employment at BMS you will be asked to confirm in writing that you will not disclose to BMS any confidential information in the nature of trade secrets belonging to others. Consistent with this agreement, you are expected to leave behind all of your former employer’s confidential information, including external drives or other storage media (personal or otherwise) and to honor your confidentiality obligations at all times while employed at BMS.

We look forward to you joining Bristol-Myers Squibb and hope you’ll find this offer satisfactory in every respect. Your anticipated start date will be March 16, 2017.   Please bring a signed copy of this offer letter and Employee Confidential Information, Noncompetition Agreement and Mutual Arbitration Agreement on your first day. If you have any questions, please do not hesitate to call me.

Sincerely,

/s/ Ann Powell Judge

Ann Powell Judge
Chief Human Resource Officer

I accept this offer with the terms and conditions as outlined in this letter:

/s/ Thomas J. Lynch	3/3/2017
Thomas J. Lynch	Date